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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Credit Suisse (USA), Inc.

        We consent to the use of our report dated March 17, 2005, with respect to the consolidated statements of financial condition of Credit Suisse (USA), Inc. and subsidiaries (formerly known as Credit Suisse First Boston (USA), Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 10-K of Credit Suisse (USA), Inc., dated March 17, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to changes in accounting for variable interest entities and share-based compensation.

/s/ KPMG LLP

New York, New York
February 21, 2006

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  Exhibit 23.2